Exhibit 99

For Immediate Release

Company Contact:	Investor Relations Contact:

Dino Eliopoulos, Precis, Inc.	Michael Lucarelli, Cameron Associates
Chief Financial Officer	Vice President
Telephone: 972-343-6501	Telephone: 212-245-8800 x225
Email: dino@precis-pcis.com	Email: Michaell@cameronassoc.com

Precis, Inc. Announces Fourth Quarter and Year End 2003 Results

Cash-in-Trust Grew by 40%, New Marketing Initiatives

GRAND PRAIRIE, TX, February 9, 2004 – Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today financial results for the fourth quarter of 2003.  The Company’s business focus is to service the ever growing number of uninsured, underinsured and over insured in the United States.  The total number of uninsured Americans, which represents the Company’s largest market, now approximates 43.6 million, or 15.6% of the total population.  Given the rising costs of healthcare, the market need for Precis Inc.’s healthcare product offering is ever increasing.

The Company’s revenue for the fourth quarter ended December 31, 2003 was $10.1 million, a decrease of $1.3 million or 11.4% compared to $11.4 million during the comparable 2002 period. Revenue for the year   ended December 31, 2003 was $42.1 million, a decrease of $1.0 million or 2.3% compared to $43.1 million in the previous year.  Net earnings for the fourth quarter of 2003 were $0.7 million and $0.06 per fully diluted share compared to $1.3 million and $0.11 per fully diluted share for the comparable quarter in 2002. Net earnings for the year ended December 31, 2003 were $4.1 million and $0.34 per fully diluted share compared to $5.5 million and $0.46 per fully diluted share in the previous year.   The Company’s book value per fully diluted share increased from $2.46 as of December 31, 2002 to $2.82 as of December 31, 2003.

As has been the case throughout 2003, the Company’s cash flow from operations, continued to show significant increases over the previous year.  Net cash provided by operating activities was $7.8 million for the year ended December 31, 2003, compared to $4.0 million for the year ended December 31, 2002.  Although these amounts include certain timing and non-cash differences and the receipt of an income tax refund, the Company continues to produce strong positive cash flow from operations.  Excluding the Company’s goodwill balance, the Company’s cash and cash equivalents is the largest asset on its balance sheet.  Cash and cash equivalents were $11.1 million and $5.6 million or $0.93 and $0.47 on a per fully diluted share basis as of December 31, 2003 and 2002, respectively.  The Company’s cash-in-trust, which represents the amount held in its members’ escrow accounts, grew by $0.8 million or 40% over the third quarter of 2003 to $2.8 million as of December 31, 2003.  This represents continued significant quarter-to-quarter increase since the Company’s introduction of the escrow account requirements in the fourth quarter of 2002.

The Company’s net earnings in the fourth quarter of 2003 were impacted by after-tax severance and recruitment costs of approximately $0.1 million or $0.01 cent per fully diluted earnings share related to the restructuring in late December 2003 of the Company’s in-house sales team.  The Company’s net earnings in the fourth quarter and for the year ended December 31, 2003, were primarily impacted by the decrease in revenue due to changes in its healthcare membership savings program that were implemented in the fourth quarter of 2002 and October 1, 2003, as well as a reduction of revenue in certain non-core club membership programs. From an infrastructure standpoint, in 2003 the Company also incurred costs associated with the increase in the number of employees dedicated to customer service, increased depreciation expense as a result of the capital leases acquired to support the Company’s operations, and the addition of the Company’s in-house sales team and the Company’s recruitment of a Chief Information Officer and a more experienced systems staff.

During the fourth quarter of 2002, the Company implemented escrow account requirements in response to the market changes in the healthcare savings industry that have temporarily slowed down the Company’s network marketing sales.  The Company’s members are now required to establish and maintain escrow accounts to access and provide payment for hospital and physician healthcare services. The Company is then able to pre-certify the members’ ability to pay based upon the available escrow account balances and to process the members’ payments directly to the medical providers to help assure the payment process to the providers. Effective October 1, 2003 these escrow accounts were also rolled out to all medical doctors and physicians.

The Company recently created a division, known as Care125 to complement its escrow based certification process.  Care125’s primary business focus is to provide Medical Flexible Spending Accounts, Healthcare Reimbursement Arrangements and in the near future Healthcare Savings Accounts. These medical accounts will be available on a pre-tax basis to the employer group market. Care125 serves to round out the Company’s medical savings offering to both the individual and employer group market.

Judith Henkels, Chairman, CEO, and President commented, “2003 was very much a transition year for the Company. We recognized very early on that to make this Company successful over the long term we needed to make sure that our healthcare providers were being assisted in securing the prompt payment for services provided to our members. We’re pleased with the growth of the escrow balance during the fourth quarter of 2003, particularly in light of the fact that the fourth quarter is typically seasonal in nature.  The fourth quarter of 2003 represented continued and significant growth in our members’ escrow balances.  We believe that this provides evidence of the growing acceptance of this form of medical savings offering.  We expect that this trend will continue in 2004.”

Ms. Henkels continued, “In the fourth quarter of 2003 we focused part of our efforts in rebuilding our corporate sales team so that we can be better positioned to successfully enter into the large self-insured employer group and medical benefits market.  We’re very pleased and excited to have recently recruited Terry Brewster, who filled the position of Senior Executive, Vice President of Sales and Marketing and believe that we have the right person to head up this area both from a strategy and execution standpoint. Our medical savings offering which includes access that allow employees to achieve savings on their healthcare costs combined with the availability of medical savings accounts through our Care125 division  is a very powerful healthcare product offering for the growing number of companies that have chosen to move towards the self funded and/or high deductible insurance route. Our goal is to capitalize on these market opportunities in the near term”.

Ms. Henkels concluded, “Although the business changes recently introduced impacted our revenues and net earnings in 2003, Precis continues to remain profitable and maintains a strong balance sheet. Management believes that our newly evolved healthcare product offering will result in a longer lasting and more diversified membership base both in the individual and group healthcare benefits market.  We have positioned ourselves to begin to reap the benefits of these offerings.”

-more-

The conference call will commence on Monday, February 9, at 4:30 p.m. EST and you are invited to listen to Precis, Inc.’s Fourth Quarter 2003 Conference Call with Judith Henkels, Chairman, CEO, and President, and Dino Eliopoulos, Chief Financial Officer.  The telephone numbers for the conference call are 1-800-299-7635 (domestic), passcode # 34772203 and 1-617-786-2901 (international), passcode # 34772203 or listen to the Web cast at www.companyboardroom.com, www.streetevents.com, or www.precis-pcis.com.

If you are unable to participate, an audio digital replay of the call will be available from Monday, February 9, 2004, 6:30 p.m. EST until February 23, 2004, 6:30 p.m. EST by dialing (888) 286-8010 (domestic) or (international (617) 801-6888, using confirmation code # 25994337.  A web archive will be available for 30 days at www.companyboardroom.com, www.streetevents.com, or www.precis-pcis.com.

PRECIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Product and service revenues	$10,113,355	$11,388,186	$42,108,287	$43,115,666
Operating expenses:
Cost of operations	3,350,551	3,467,835	13,143,568	11,543,406
Sales and marketing	3,492,973	4,403,432	15,676,372	17,059,248
General and administrative	2,033,124	1,694,138	6,739,271	6,095,360

Total operating expenses	8,876,648	9,565,405	35,559,211	34,698,014
Operating income	1,236,707	1,822,781	6,549,076	8,417,652

Other expenses:
Interest income and expense, net	36,454	19,666	149,969	64,437

Total other expenses	36,454	19,666	149,969	64,437

Earnings before income taxes	1,200,253	1,803,115	6,399,107	8,353,215
Provision for income taxes	535,036	526,286	2,309,779	2,874,852

Net earnings	665,217	1,276,829	4,089,328	5,478,363

Preferred stock dividend	—	—	—	14,137

Net earnings applicable to common shareholders	$665,217	$1,276,829	$4,089,328	$5,464,226

Earnings per common share
Basic	$0.06	$0.11	$0.35	$0.46

Diluted	$0.06	$0.11	$0.34	$0.46

Weighted average number of common shares outstanding:
Basic	11,850,441	11,828,422	11,848,789	11,790,650

Diluted	11,895,696	11,924,698	11,924,214	11,996,222

	For the Year Ended December 31,
	2003	2002
Cash flow information:

Net cash provided by operating activities	$7,839,501	$3,989,546

Net cash used in investing activities	$(945,344)	$(920,408)

Net cash used in financing activities	$(1,397,424)	$(1,212,977)

Balance Sheet Highlights	As of December 31, 2003	As of December 31, 2002

Cash and cash equivalents	$11,108,536	$5,611,803
Working capital	$8,681,551	$4,891,509
Fixed assets	$3,324,410	$3,913,382
Goodwill	$21,077,284	$21,077,284
Total assets	$40,834,280	$35,055,686
Capital lease obligation, net of current	$275,422	$1,259,228
Net book value	$33,602,104	$29,481,672

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services.  The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements.  For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc. or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.

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